[Triton PCS, Inc. Letterhead]

Exhibit 10.3

May 6, 2003

Mr. David D. Clark

1100 Cassatt Road
Berwyn, PA 19312

Dear Mr. Clark:

You previously entered into an employment agreement initially effective January 1, 2000 and thereafter amended (as amended, the “Existing Employment Agreement”) with Triton Management Company, Inc. (the “Company”) and its parent, Triton PCS Holdings, Inc. (“Triton”). Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Existing Employment Agreement. The Existing Employment Agreement provided for an initial term of three (3) years with automatic one-year extensions in the absence of either party providing a notice of nonrenewal. On behalf of Triton and the Company, in light of the services performed by you as Triton’s and the Company’s Chief Financial Officer and Secretary, Triton and the Company in this letter agreement (this “Agreement”) hereby agree to modify the terms of your Existing Employment Agreement as set forth below:

      1.     The term of your employment, as amended hereby, shall be extended until and shall continue through February 3, 2006 (the “New Expiration Date”), unless earlier terminated in accordance with the terms of the Existing Employment Agreement. The term will extend automatically for successive one-year periods commencing on such date unless either party provides written notice to the other party at least 60 days prior to any renewal date.

      2.     Effective January 1, 2003, your base salary under your employment contract shall be increased to two hundred fifty-eight thousand five hundred dollars ($258,000). The additional base salary amounts owed to you for the period commencing January 1, 2003 and ending as of the date hereof shall be paid to you not later than the Company’s second regular payroll date occurring after the date hereof. Thereafter, the Compensation Committee of the Board of Directors of Triton (the “Committee”) shall review your base salary and may, in its discretion, increase (but not decrease) such base salary as it deems appropriate.

      3.     Upon execution of this Agreement, you will be entitled to receive a special bonus in the amount of two hundred fifty-eight thousand five hundred dollars ($258,000). Such amount will be paid to you in a single lump sum payment not later than the second regular payroll date occurring after the date hereof. Notwithstanding

Triton PCS        1100 Cassatt Road        Berwyn, Pennsylvania        19312        (610) 651-5900

Mr. David D. Clark

May 6, 2003

the foregoing, you shall be required to return a portion of this special bonus in the event that prior to the New Expiration Date (a) you resign from employment (other than for Good Reason) or (b) your employment is terminated for Cause. The portion of the special bonus to be repaid to the Company in such event shall be equal to the amount of the special bonus payment multiplied by a fraction, the numerator of which is the number of full calendar months remaining between the date of any such resignation or termination and the New Expiration Date, and the denominator of which is 36. Such amount shall be repaid to the Company within five business days following any such resignation or termination.

      4. Prior to the New Expiration Date, you agree that you will not, directly or indirectly, sell, transfer, assign, pledge, place in trust or otherwise dispose of (collectively, “Transfer”) beneficial ownership of any shares of Class A common stock of Triton however acquired (“Triton Shares”), except as otherwise expressly permitted in this Section. Any such Transfer shall be subject to the terms and conditions of any other agreements applicable to your Transfer of Triton Shares as may be in effect prior to the New Expiration Date.

           (a) You may Transfer Triton Shares provided the price per share is at least eight dollars (as such amount may be appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and such similar events) or such lower amount as may be established by the Committee from time to time in its sole discretion.

           (b) You may transfer such Triton Shares as may be necessary to satisfy any tax obligation arising as a result of the award or vesting of any Triton Shares or upon the exercise of any option to acquire any Triton Shares.

           (c) You may Transfer your Triton Shares provided you have not been employed by Triton or any of its affiliates for a period of at least 90 days.

           (d) You may Transfer any Triton Shares that have been acquired in an open market acquisition on or after January 1, 2001.

           (e) In the event of a Transfer of any Triton Shares by J.P. Morgan Partners (23 A SBIC), LLC, Equity-Linked Investors-II or Private Equity Investors III, L.P., you may Transfer an equivalent proportion of your Triton Shares.

Nothing in this Section shall be deemed to preclude any Transfer of Triton Shares either: (i) to members of your immediate family or to a trust for the benefit of members of your immediate family; or (ii) to or for the benefit of any charitable organization.

      5. You will be eligible to receive additional awards under the Triton PCS Holdings, Inc. 1999 Stock and Incentive Plan (or any successor thereto) under the terms of such plan as may be approved by the Committee from time to time.

Triton PCS    1100 Cassatt Road    Berwyn, Pennsylvania 19312    (610) 651-5900

Mr. David D. Clark
May 6, 2003

6.     Notwithstanding Section 5(b) (or any other provision) of the Existing Employment Agreement, in the event that the Existing Employment Agreement terminates due to the Company’s non-renewal of the Employment Period as provided in Section 1(b) thereof, the Company shall pay to Executive (or, in the event of his death, his surviving spouse, if any, or his estate) a severance benefit in the amount of his Base Salary in effect at such time.

7.     Except as otherwise expressly modified under this Agreement, all other terms and conditions of your Existing Employment Agreement shall continue in full force and effect and are hereby ratified and confirmed. In the event of any inconsistency between the terms of the Existing Employment Agreement and the terms of this Agreement, the terms of this Agreement shall control.

8.     Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally against receipt, by courier service or by registered mail, return receipt requested, and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to Triton or the Company, to the attention of the Chairman of the Board of Directors of Triton at Triton’s principal executive offices, with a copy to:

Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attention: Leonard J. Baxt
Facsimile: (202) 776-2222

If to Executive:

Mr. David D. Clark
1100 Cassatt Road
Berwyn, PA 19312

with a copy to:

Kleinbard, Bell & Brecker LLP
1900 Market Street, Suite 700
Philadelphia, PA 19103
Attention: Howard J. Davis
Facsimile: (215) 568-0140

Triton PCS    1100 Cassatt Road    Berwyn, Pennsylvania 19312    (610) 651-5900

Mr. David D. Clark
May 6, 2003

Please evidence your acceptance of the foregoing modifications to the Existing Employment Agreement by executing this Agreement where provided below and returning it to me, whereupon this Agreement shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Existing Employment Agreement as amended by this Agreement.

Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the terms of the Existing Employment Agreement including the automatic extension of the Employment Period as provided therein.

Triton PCS Holdings, Inc.

By:	/s/ JOHN D. BELETIC

John D. Beletic
Chairman, Compensation Committee of the Board of Directors

Triton Management Company

By:	/s/ MICHAEL E. KALOGRIS

Its:	Chairman and CEO

Executive

/s/ DAVID D. CLARK

David D. Clark

Triton PCS        1100 Cassatt Road        Berwyn, Pennsylvania        19312        (610) 651-5900